Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nauticus Robotics, Inc. and its subsidiaries (the “Company”) of our report dated April 15, 2025, relating to our audit of the consolidated financial statements appearing in the Annual Report on Form 10-K of the Company for the years ended December 31, 2024 and 2023. We also consent to the reference to our firm under the heading “Experts” in the prospectus which is part of this Registration Statement on Form S-8.

/s/ Whitley Penn LLP

Houston, Texas

July 2, 2026